EXHIBIT 10.54

FINANCING PROGRAM AGREEMENT

This FINANCING PROGRAM AGREEMENT (as amended, modified, restated or replaced from time to time, this “Agreement”) is entered into as of February 20, 2009 (“Effective Date”) by ITT EDUCATIONAL SERVICES, INC., a Delaware corporation, on behalf of itself and its Affiliates and subsidiaries (“ITT ESI”) and STUDENT CU CONNECT CUSO, LLC, a Delaware limited liability company operating as a credit union service organization (the “CUSO”).

RECITALS

The following recitals are a material part of this Agreement:

Pursuant to this Agreement, the CUSO intends to conduct the Program utilizing the Originating Entity to provide access for Students across the country to non-governmentally guaranteed student loans. Pursuant to the Purchase Agreement, the Originating Entity will originate Loans to Students and the CUSO will purchase the Loans, creating discrete Loan Pools based on dates of disbursement of Loan proceeds. The Originating Entity will fund and disburse the Loans to ITT ESI. The CUSO will sell Participation Interests in the Loans to the Originating Entity and other Participants pursuant to the Subscription Agreements and Participation Agreement. To induce the CUSO to both induce the Originating Entity to originate, fund and disburse the Loans and itself to purchase such Loans, and to induce the Originating Entity and other Participants to participate in the Loans, ITT ESI has agreed to provide a guarantee for the Loans upon and subject to the terms of the Risk Sharing Agreement.

In consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings provided in Schedule A hereto.

1.2 Other Definitional Terms and Interpretive Principles.

(a) As used in this Agreement (i) accounting terms not defined herein, and (ii) accounting terms partly defined herein to the extent not defined, will have the respective meanings given to them under GAAP.

(b) The words “herein,” “hereof” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Section and subsection references are to this Agreement, unless otherwise specified.

(c) When used in this Agreement, words of the masculine gender include the feminine and neuter genders and vice versa, where applicable. Words of the singular number shall include the plural number and vice versa, where applicable.

(d) The terms “include” and “including” mean “including without limitation by reason of enumeration.”

ARTICLE II

THE PROGRAM

2.1 Origination and Sale of Loans.

(a) Pursuant to the Purchase Agreement and subject to the terms and conditions contained herein and therein, (i) the Originating Entity will originate Loans to Borrowers for the purpose of assisting Students with the cost of tuition, fees, books, tools, computers and other expenses associated with their ITT Technical Institute education, (ii) the CUSO will purchase such Loans, and (iii) the Originating Entity will disburse the Loans to ITT ESI.

(b) The CUSO shall ensure that each Borrower is a Student or a co-signer of a Student.

(c) The CUSO shall pay the Purchase Price for each Loan by depositing the Purchase Price (or lesser required amount to the extent there are available funds in the Loan Funding Account) into the Loan Funding Account. The sale and purchase of each Loan shall occur contemporaneously with the disbursement of the Loan proceeds by the Originating Entity to ITT ESI from the Loan Funding Account on the applicable disbursement date. All Loans disbursed in a given Funding Year will constitute a discrete Loan Pool. The parties acknowledge that an individual Loan may provide for additional or a series of disbursements subsequent to the initial funding, in which case any disbursement subsequent to the initial Funding Year will be treated as a new Loan that is included in the Loan Pool for the Funding Year of the subsequent disbursement.

(d) It is the intention of the parties that the purchase and sale of Loans under the Program as provided for in this Agreement and the Purchase Agreement will constitute the purchase and sale of whole loans in accordance with GAAP and not a participation or secured financing.

2.2 Conversion of Open Account Credit into Loans. The parties acknowledge that ITT ESI has heretofore extended open account credit to certain Students in the absence of adequate non-governmentally guaranteed unsecured student loan sources, and may continue to do so. The CUSO shall cause the Originating Entity to originate Loans to Borrowers for the purpose of paying off any open account credit so extended by ITT ESI, so long as those Loans comply with the conditions in Section 2.1(b) of the Purchase Agreement. For this purpose, the CUSO acknowledges that at the time a Loan is originated to some recipients of such open account credit, they may no longer be active Students, so long as they were Students at the time such credit was extended. Prior to the Effective Date, ITT ESI will provide a schedule to the CUSO of the open account credit extended prior to that date, along with the credit criteria utilized by ITT ESI in connection therewith.

2.3 Field of Membership. The CUSO shall ensure that the Originating Entity has the requisite field of membership to originate Loans under the Program.

2.4 Estimated Aggregate Funding Commitment. Notwithstanding anything to the contrary in this Agreement or any other Program Document, except as otherwise provided in Section 2.9, the aggregate disbursements to ITT ESI, net of all refunds by ITT ESI, on all Loans originated in all of Funding Years 2009, 2010 and 2011 is not required to exceed the Estimated Aggregate Funding Commitment.

2.5 Opinions of Counsel. The CUSO has obtained the following opinions directed to the Participants, as required by Section 712.4(b) of the NCUA Rules, and upon which ITT ESI may rely: (a) the opinion of the CUSO’s counsel, Messick & Weber P.C., that the Program constitutes a permissible activity for a credit union service organization and that the CUSO is established in a manner that will limit the potential exposure of its member Credit Unions to no more than the loss of funds invested in, or loaned to, the CUSO, as required by Section 712.4(b) of the NCUA Rules, and (b) an opinion of Delaware counsel with respect to Delaware limited liability company law that the CUSO is established in a manner that will limit the potential exposure of its member Credit Unions to no more than the loss of funds invested in, or loaned to, the CUSO.

2.6 Compliance With Purchase Agreement.

(a) The CUSO shall not be obligated to purchase any Loan which does not comply with the conditions precedent in Section 2.11 of the Purchase Agreement.

(b) If the CUSO acquires any Loan which it subsequently determines was not in compliance with the conditions precedent in Section 2.11 of the Purchase Agreement, absent fraud, willful misconduct, gross negligence or breach of the Purchase Agreement by the Originating Entity, (i) the CUSO’s sole recourse will be to exercise all rights of the Originating Entity under the Origination Agreement, and (ii) the Originating Entity will have no liability to ITT ESI, the CUSO or the Participants for any such noncompliance.

(c) ITT ESI shall be exempt from liability under the Risk Sharing Agreement with respect to any Loan which fails to comply with the conditions precedent in Section 2.11 of the Purchase Agreement, to the extent provided in Section 3.7 of the Risk Sharing Agreement.

2.7 Non-Liability of ITT ESI. ITT ESI shall have sole control over all decisions with regard to the admission, advancement, discipline, suspension, withdrawal, termination and graduation of Students. For the avoidance of doubt, except as otherwise provided in the Risk Sharing Agreement, ITT ESI shall have no liability to the Originating Entity, the CUSO or the Participants with respect to any aspect of the Program in the absence of the fraud, willful misconduct or gross negligence of any ITT ESI employee, including but not limited to (a) any acts, errors or omissions of ITT ESI’s financial aid personnel, (b) any information supplied by any Borrower or other Person in connection with any Loan, or (c) any default by any Borrower under a Loan. If a Loan is originated in whole or in part through the fraud, willful misconduct or gross negligence of any ITT ESI employee, the sole remedy of the CUSO will be under Section 3.11 of the Risk Sharing Agreement, and the sole remedy of the Originating Entity and the Participants will be through the CUSO’s exercise of its rights under Section 3.11 of the Risk Sharing Agreement.

2.8 Exclusivity. During the Term of this Agreement:

(a) ITT ESI shall not enter into a non-governmentally guaranteed student loan financing program which includes any credit enhancement or similar contractual arrangement with any credit union service organization other than the CUSO, except as permitted by Section 2.9(j) or (m).

(b) The CUSO shall not enter into a similar student loan financing program with any proprietary institution of higher education, as defined under 20 USC 1002, other than with ITT ESI (or an Affiliate thereof).

(c) The CUSO shall procure the agreement of each Participant (and ITT ESI shall be named as an express third party beneficiary of all such agreements) that it will not, prior to January 1, 2012, through a credit union service organization, enter into a similar student loan financing program that includes an institution-provided enhancement or guarantee with any proprietary institution of higher education, as defined under 20 USC 1002, other than with ITT ESI (or an Affiliate thereof), but that such limitation shall not apply to (i) a program whereby the institution pays to the Participant the equivalent of an insurance premium and/or a portion of the interest on behalf of the student borrower, (ii) any participation by the Participant in the Credit Union Student Choice Program as long as the Participant does not control the direction or actions of such Credit Union Student Choice Program, or (iii) loans by the Participant to individual student borrowers who satisfy the Participant’s usual and established loan underwriting standards and not under a program as described in this sentence.

2.9 Loan Funding.

(a) The CUSO shall enter into a Subscription Agreement and Participation Agreement with each Participant, pursuant to which each Participant will commit to both make a capital contribution to the CUSO and to purchase a Participation Interest in Loans originated in Funding Years 2009, 2010 and 2011. The CUSO will cause Participants to deposit their Participation Commitments into the Commitment Account. To the extent the amount of Loans purchased by the CUSO in any Loan Pool exceeds the amounts funded by the Participants for such Loan Pool, the excess will be retained by the CUSO as a Retained CUSO Interest.

(b) The CUSO shall pay the Purchase Price for Loans by transferring funds (including funds representing any CUSO Retained Interest) into the Loan Funding Account and will cause the Originating Entity to disburse Loans to ITT ESI in accordance with the Purchase Agreement.

(c) The portion of the Estimated Aggregate Funding Commitment payable in Funding Year 2009 is not required to exceed the Base Funding Year Target. The portion of the Estimated Aggregate Funding Commitment payable in Funding Year 2010 is not required to exceed the 2010 Funding Year Target. The portion of the Estimated Aggregate Funding Commitment payable in Funding Year 2011 is not required to exceed the 2011 Funding Year Target. The Purchase Price for any Loans funded by advances under a Credit Facility provided by ITT ESI shall not be subject to the foregoing limitations.

(d) Not later than twelve (12) Business Days prior to the First Disbursement Date of each Funding Period, ITT ESI will provide the CUSO with an estimate of the aggregate amount to be disbursed on all Loans during such Funding Period.

(e) Not later than three (3) Business Days prior to each disbursement date in each Funding Period, the CUSO shall cause the Originating Entity to provide the CUSO with the actual volume of Loans to be funded on that disbursement date. The CUSO shall deposit the Purchase Price for such Loans into the Loan Funding Account not later than one (1) Business Day prior to such disbursement date; provided, however, that (i) in no event will the CUSO be required to purchase Loans in any Funding Period in an amount greater than twenty-five percent (25%) of the maximum portion of the Estimated Aggregate Funding Commitment for the applicable Funding Year (plus any additional amounts not deposited in previous Funding Periods due to the estimated amounts being less than twenty-five percent (25%) of the maximum portion of the Estimated Aggregate Funding Commitment for the applicable Funding Year), and (ii) the CUSO may deposit more than such twenty-five percent (25%) into the Loan Funding Account in any Funding Period as provided in Section 2.9(f). The CUSO shall cause the Originating Entity to disburse Loans to ITT ESI from the Loan Funding Account on each disbursement date during each Funding Period. Notwithstanding the foregoing, if ITT ESI fails to comply with its collateralization requirement under the Risk Sharing Agreement during any Funding Period, the Originating Entity’s obligation to originate Loans and the CUSO’s obligation to purchase Loans shall be suspended until ITT ESI provides the required Collateral.

(f) If the estimated demand for Loans during any Funding Period exceeds twenty-five percent (25%) of the maximum portion of the Estimated Aggregate Funding Commitment for the applicable Funding Year, not later than five (5) Business Days prior to the First Disbursement Date of such Funding Period, the CUSO shall do one of the following: (i) notify ITT ESI that the entire Loan demand for that Funding Period will be purchased by the CUSO, (ii) notify ITT ESI that an amount greater than twenty-five percent (25%) of the maximum portion of the Estimated Aggregate Funding Commitment for the applicable Funding Year but less than the entire Loan demand will be purchased by the CUSO, or (iii) notify ITT ESI that only the portion of the Estimated Aggregate Funding Commitment for that Funding Period will be purchased by the CUSO. Any amount referred to in clause (i), (ii) or (iii) above shall exclude the amount of any refunds or previously unused amounts in the Commitment Account, which will be dealt with in accordance with Section 2.9(k). If the CUSO fails to provide any such notice on a timely basis, it shall be deemed to have made the election described in clause (iii) above. The portion of the Purchase Price for any Loans financed under any Credit Facility provided by ITT ESI shall not be included in the amount referred to in clause (ii) or (iii) above.

(g) The CUSO may finance the purchase of Loans in any manner it deems advisable, including but not limited to (i) selling Participation Interests in such Loans to Participants, (ii) selling Participation Interests in such Loans to additional credit unions, (iii) selling Participation Interests in such Loans to other investors, to the extent permitted under the Federal Credit Union Act and NCUA Rules, (iv) borrowing under a Credit Facility with ITT ESI or a third party Credit Lender, (v) selling additional classes of Membership Interest, whether or not coupled with a Participation Interest, and/or (vi) any other financing method, subject (in the event of any transaction referred to in clauses (i) through (iii) or (v) above) to the rights of existing Participants under the Participation Agreement and any applicable Participants’ right of first refusal provided in the Subscription Agreements. The CUSO shall not enter into any financing transaction with a third party which adversely affects the ability of the CUSO or the Participants to perform their obligations under the Program Documents.

(h) ITT ESI shall have the right (but not the obligation) to finance the purchase of Loans and the CUSO’s operating expenses by making a discretionary revolving Credit Facility available to the CUSO in accordance with mutually acceptable Credit Facility Documents. Any such Credit Facility may be secured by a pledge of the collateral described in the Credit Facility Documents, but in no event will the CUSO pledge any of the Participation Interests in the Loans. If ITT ESI elects to provide such Credit Facility to the CUSO, the CUSO shall use its commercially reasonable best efforts to refinance such Credit Facility with other lender(s) at such time as such financing becomes available to the CUSO on commercially reasonable terms. Any Loan refunds received by the CUSO shall be dealt with in accordance with Section 2.9(k).

(i) Subject to (i) the rights of existing Participants under the Participation Agreement, and (ii) any Participants’ right of first refusal in the Subscription Agreements, the CUSO shall be free at all times to deal in Loans as it sees fit, including without limitation, securitizing Loans and selling whole Loans to ITT ESI or (to the extent permitted under the terms of any Credit Facility) any other Person. From time to time, the CUSO may also sell Participation Interests corresponding to all or a portion of the Retained CUSO Interest to the extent permitted by the Participation Agreement, with the proceeds to the CUSO from any such transaction used to pay down any Credit Facility provided by ITT ESI. No such transaction shall result in, or be deemed to constitute, an assignment of the CUSO’s rights or obligations under the Risk Sharing Agreement without ITT ESI’s written consent.

(j) If for any Funding Period, Funding Year or the Program, the sum of (i) the Participation Commitments of the Participants for such Funding Period, Funding Year or the Program, plus (ii) any advances ITT ESI or another Credit Lender explicitly commits to make under any Credit Facility, plus (iii) other committed funds available to the CUSO, will not be sufficient to allow the CUSO to purchase the estimated demand for Loans during such Funding Period, Funding Year or the Program, then ITT ESI shall be relieved from its obligations under Section 2.8(a) during the applicable Funding Period, Funding Year or the Program, to the extent of the excess of such estimated Loan demand over the sum of (i), (ii) and (iii) above. ITT ESI’s remedy in this Section 2.9(j) shall not be affected by any election by ITT ESI not to provide or advance funds under any Credit Facility.

(k) Any amounts in the Commitment Account not utilized in a Funding Period or Funding Year will be carried forward to the following Funding Period or Funding Year and be available for disbursements on Loans occurring in such subsequent Funding Period or Funding Year; provided, however, that no such carry-forward shall reduce the amount of the Estimated Aggregate Funding Commitment for any Funding Period or Funding Year. If any Obligations with respect to Student Loan Purchase Advances (as such terms are defined in the Credit Facility Documents) are outstanding under the Credit Facility Documents, then all amounts paid to the CUSO as Loan refunds, if any, without regard to the Loan Pool related to any such refunded Loan, will be allocated first to the CUSO (and not Monthly Collections) and applied by ITT ESI in payment of such outstanding Obligations. Any such refunded amounts not so allocated to the CUSO will be deposited in the Commitment Account to be used by the CUSO to purchase Loans, subject to Section 7(c) of the Participation Agreement.

(l) The CUSO’s Estimated Aggregate Funding Commitment for any Renewal Term shall equal the sum of the Estimated Aggregate Funding Commitment amounts in effect during the four (4) Funding Periods immediately preceding the Renewal Term, unless ITT ESI and the CUSO have mutually agreed on a new Estimated Aggregate Funding Commitment for such Renewal Term. ITT ESI and the CUSO may, by mutual written agreement, revise the Estimated Aggregate Funding Commitment for any Renewal Term based on the estimated Loan volume and the amount of Participation Commitments obtained by the CUSO for such Renewal Term. Either party may also request (subject to the other party’s approval) a new Estimated Aggregate Funding Commitment for a Renewal Term in accordance with Section 5.3(b)(ii). The procedures described in Sections 2.9(c) – (f) for Funding Year 2011 shall be in effect during any Renewal Term unless otherwise agreed by ITT ESI and the CUSO.

(m) The CUSO shall cause the Participants to fund all Participation Commitments called for under their Subscription Agreements in accordance with their terms and in such manner and on such dates as the CUSO deems necessary to permit the CUSO to comply with the Loan funding provisions of this Section 2.9. If a Participant fails to fully fund its Participation Commitment on a timely basis and does not cure such failure within the time period provided in its Subscription Agreement, the CUSO shall use its commercially reasonable best efforts to obtain such funding from other Participants and/or other sources as described in Section 2.9(g). If the CUSO fails to obtain such funds within sixty (60) days after the due date therefor, then (i) if the CUSO has not fully enforced its rights against any Participant under the Participant’s respective Subscription Agreement and the Participation Agreement, ITT ESI may enforce all of the CUSO’s rights against such Participant under the Participant’s respective Subscription Agreement and the Participation Agreement, and (ii) ITT ESI shall be relieved of its obligations under Section 2.8(a) to the extent of such failure, notwithstanding any election by ITT ESI not to provide or advance funds under any Credit Facility. Unless otherwise agreed by ITT ESI in its sole discretion, no termination by a Participant of its respective Subscription Agreement because of any change in existing law or regulation as provided therein shall relieve the CUSO from its Loan purchase and funding obligations under this Agreement.

(n) The amount to be disbursed to ITT ESI in connection with any Loan shall be the principal amount of such Loan, which shall not include origination fees and expenses.

(o) ITT ESI will obtain account agreements from Borrowers who are not already members of the Originating Entity and will pay the Originating Entity’s per Borrower membership fee for each new member to the Originating Entity at the time of each Loan disbursement. Such membership fee will be non-refundable if a Loan is subsequently cancelled or refunded, but will be refunded if erroneously paid by ITT ESI.

2.10 Loan Information. At or prior to the time any Loan is purchased by the CUSO, the CUSO shall obtain from the Originating Entity the following information with respect to such Loan:

(a) The name, address, e-mail address, telephone number and social security number of each Borrower under such Loan.

(b) The original principal amount and interest rate on and the terms of such Loan.

(c) The deferment provisions applicable to such Loan.

(d) A copy of the Borrower’s Loan File, including a set of fully executed Loan Documents.

(e) Confirmation that a Borrower who is a Student is a member of the Originating Entity.

(f) Confirmation that the Loan complies with the Loan Criteria.

(g) Such further instruments and information as ITT ESI or the CUSO may reasonably request.

After any Loan is purchased by the CUSO, the CUSO shall be responsible for obtaining, and shall, upon request, provide ITT ESI with copies of, all of the above referenced information about each such Loan.

2.11 Origination and Servicing Arrangements.

(a) The Originating Entity will be the named lender on the Loan Documents.

(b) Each Loan will be purchased under the Purchase Agreement on a servicing-released basis. The CUSO will cause the Originating Entity to transfer to the CUSO with each Loan purchased the right to service such Loan. Except as otherwise provided in this Agreement, the Servicing Agreement or the Risk Sharing Agreement, all decisions with respect to the administration, collection, enforcement, servicing and charge off of any Loan shall be made by the CUSO in accordance with the Collection and Charge Off Standards and in consultation with and under the direction of ITT ESI.

(c) The CUSO will cause the origination and documentation of Loans to be serviced by the Origination Vendor pursuant to the Origination Agreement. The Origination Vendor and the terms of the Origination Agreement shall be subject to the approval of ITT ESI. The CUSO shall regularly consult with ITT ESI regarding the selection, supervision, financial condition and performance of the Origination Vendor. ITT ESI shall have the right at any time to direct the origination of Loans and the supervision and performance of the Origination Vendor. Errors and omissions of the Origination Vendor shall not affect the obligations of either party under this Agreement.

(d) The CUSO, through the Servicer, will service the Loans in accordance with the terms of the Servicing Agreement and the Collection and Charge Off Standards. Each Servicer and the terms of its respective Servicing Agreement shall be subject to the approval of ITT ESI. The CUSO shall regularly consult with ITT ESI regarding the selection, supervision, financial condition and performance of the Servicer. ITT ESI shall have the right at any time to direct the servicing and collection of Loans and the supervision and performance of the Servicer. Errors or omissions of the Servicer shall not affect the obligations of either party under this Agreement.

(e) The CUSO shall cause the Originating Entity to assign to the CUSO all rights of the Originating Entity under the Origination Agreement, which rights may be exercised by the CUSO upon any Originating Entity Default, any uncured default by the Origination Vendor under the Origination Agreement, or any breach of the representations and warranties in this Agreement or the Purchase Agreement, as fully as if the CUSO were an original party thereto.

(f) Each Origination Agreement and Servicing Agreement shall name ITT ESI as an express third-party beneficiary of such agreement, with full power and authority to enforce the same as if it were an original party thereto, and shall further provide that such agreement may not be amended, modified, terminated or assigned without ITT ESI’s prior express written consent.

(g) Fees and expenses in connection with the origination and servicing of each Loan shall be paid by the CUSO in accordance with the applicable Origination Agreement and Servicing Agreement.

(h) ITT ESI shall have the right to require the CUSO to replace any Origination Vendor or Servicer with a substitute Origination Vendor or Servicer acceptable to ITT ESI upon not less than ninety (90) days notice, so long as no such replacement would cause the CUSO to violate the Origination Agreement or Servicing Agreement.

2.12 Retained Originator Interest; Marketing of Member Services.

(a) The CUSO shall ensure that the Originating Entity acquires and maintains not less than a ten percent (10%) Retained Originator Interest in each Loan in each Loan Pool. For purposes of computing such percentage, the Retained CUSO Interest shall be taken into account.

(b) Nothing in this Agreement or the Participation Agreement shall prohibit the Originating Entity or any Participant from marketing its credit union membership services to Students, faculty or staff of ITT ESI’s ITT Technical Institutes in compliance with NCUA Rules.

2.13 Originating Entity Default. Upon any Originating Entity Default or any other Event of Default by the Originating Entity under the Purchase Agreement, then:

(a) The CUSO shall terminate the Purchase Agreement and, not later than sixty (60) days after the date of the Originating Entity Default or Event of Default, enter into a Substitute Purchase Agreement with a Substitute Originating Entity acceptable to ITT ESI.

(b) If ITT ESI extends open account credit to Students as a result of any Originating Entity Default or Event of Default, then the CUSO shall cause any Substitute Originating Entity to convert such credit into Loans under the Program that comply with Section 2.1(b) of the Purchase Agreement (including Loans to Persons who are no longer Students but who were Students at the time such open account credit was extended by ITT ESI) and to sell such Loans to the CUSO in accordance with the Substitute Purchase Agreement, with the proceeds of such sales used to pay off such credit.

2.14 Collateral. The CUSO acknowledges and agrees that none of the Collateral pledged by ITT ESI under the Security Agreement shall secure any of ITT ESI’s obligations under this Agreement.

2.15 Program Documents. ITT ESI is an express third-party beneficiary of each Program Document, with full right, power and authority to enforce the same as if it were an original party thereto. No Program Document or any term or provision thereof shall be amended, modified, terminated or waived without the express written consent of ITT ESI. Each Program Document shall expressly provide for the third-party beneficiary rights of ITT ESI described in this Section 2.15, but no failure of any such Program Document to provide for such third-party beneficiary rights shall affect the enforceability of this Section 2.15.

2.16 Representations and Warranties. In addition to and not in limitation of the representations and warranties of the Originating Entity in the Purchase Agreement, each of the following representations and warranties with respect to each Loan shall be accurate in all material respects on the date the Loan is originated and the date the Loan is purchased by the CUSO.

(a) The Loan, the Loan Documents and the Borrower comply with the Loan Criteria.

(b) The CUSO has, and at all times will have, full right, power and authority to acquire, hold and enforce such Loan. The purchase, holding and enforcement of such Loan by the CUSO do not require the CUSO to obtain any federal, state or local governmental or regulatory approval, permit, license or consent that has not been obtained.

(c) The Borrower has not committed any default or event of default under any other Loan in a Loan Pool under the Program, nor does any event or condition exist which, with the giving of notice or the passage of time, or both, would constitute such a default or event of default.

(d) The Loan Documents executed by or on behalf of the Borrower with respect to such Loan are the legal, valid and binding obligation of the Borrower, enforceable in accordance with their terms, except as such enforcement may be limited by (i) fraudulent transfer, bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally (except to the extent the Loans are non-dischargeable under the Bankruptcy Code), and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and except that certain provisions in such Loan Documents may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth in the foregoing clauses (i) and (ii)) such limitations and/or unenforceability will not render such Loan Documents invalid as a whole or substantially interfere with the CUSO’s realization of the principal benefits provided thereby. Except as set forth in the immediately preceding sentence, there was no valid offset, defense, counterclaim or right of rescission available to the Borrower with respect to any of the Loan Documents, including any such valid offset, defense, counterclaim or right based on fraud, predatory lending or lender liability in connection with the origination of such Loan, that would deny the principal benefits intended to be provided by the Loan Documents for such Loan.

(e) The Borrower under such Loan is not a debtor in any state or federal bankruptcy, insolvency or similar proceeding.

(f) The Loan, including the terms thereof, and the Loan Documents comply with all applicable federal and state laws and regulations and do not satisfy any of the conditions for predatory lending or lender liability under applicable law.

(g) Other than in connection with any Credit Facility, the CUSO has not advanced funds to, or induced, solicited or knowingly received any advance of funds from, any Person other than the Borrower.

(h) Such Loan complies with applicable NCUA Rules.

(i) There exists no default, breach, violation or event of acceleration under the Loan Documents for such Loan and no event has occurred which, with the passing of time or the giving of notice and the expiration of any grace or cure period, would constitute such a default or breach.

(j) Such Loan is a whole loan and not a participation interest in a Loan.

(k) The Loan Documents contain the standard provisions providing for recourse against the Borrower for damages sustained in connection with the Borrower’s fraud or material misrepresentation.

(l) There is no collateral securing such Loan.

(m) Except as provided in the Origination Agreement and the Servicing Agreement, no Person has been granted or conveyed the right to service such Loan or receive any consideration in connection therewith.

(n) The transfer of the Loan to the CUSO does not affect the accuracy of any of the representations or warranties contained herein or in the Purchase Agreement.

(o) The transfer of the Loan to the CUSO complied with all applicable laws, and all required actions and disclosures in connection with such transfer have been taken and made.

(p) The Loan Documents contain required disclosures to permit the CUSO to provide Loan information to ITT ESI and its service providers.

(q) Such Loan is a “qualified education loan” within the meaning of 26 USC 221(d)(1).

(r) The Originating Entity has full right, power and authority to originate and sell such Loan under its charter and applicable laws and regulations, the Originating Entity is authorized by its Board of Directors to originate and sell Loans pursuant to the Program Documents, and the origination and sale of such Loan have been duly approved by the Originating Entity’s officers and directors and do not conflict with any note, mortgage or other agreement to which the Originating Entity is a party or by which the Originating Entity or its assets may be bound.

(s) Such Loan is eligible for federal preemption of any state law that purports to limit or affect any of the matters described in NCUA Rule 701.21(b).

As the sole remedy for any breach of the representations and warranties in this Section 2.16 with respect to any Loan (i) ITT ESI shall have no liability under the Risk Sharing Agreement or Security Agreement with respect to such Loan (unless any such breach (A) is due to the fraud, willful misconduct or gross negligence of any ITT ESI employee, or (B) is of Section 2.16(a) and is the direct result of either an error by the Origination Vendor or the failure of the Origination Vendor to comply with any instructions of the Originating Entity, in each case in connection with the origination of such Loan) and (ii) the CUSO shall have no obligation to purchase such Loan. Without limiting the foregoing, in the event of any breach of the representations and warranties in Section 2.16(b), the CUSO shall use its commercially reasonable best efforts to obtain the required right, power and authority as quickly as possible and will purchase any Loan(s) so affected promptly after obtaining the same.

ARTICLE III

PROGRAM ADMINISTRATION

3.1 Program Administrator. TRG shall serve as Program Administrator during the term of the Management Agreement. The Program Administrator will have authority to administer the Program in accordance with the terms of this Agreement, the Management Agreement and the other Program Documents, including the following:

(a) Assist the parties in performing Loan analysis and projections.

(b) Assist the parties in marketing the Program and credit union membership to the Students, faculty and staff of ITT Technical Institutes.

(c) Perform Pool projections and analyses.

(d) Prepare quarterly and annual reports for the CUSO containing the financial statements referred to in Section 4.1 and deliver such reports to the parties to the Program Documents by the dates described in Section 4.1.

(e) Provide quarterly reports of Loan Pool performance to ITT ESI, the Originating Entity and the CUSO, including such information as required by ITT ESI and the Originating Entity to meet their reporting obligations under the Securities Exchange Act of 1934 and NCUA Rules, respectively.

(f) Supervise and monitor the activities of the Origination Vendor and the Servicer and promptly report to the parties any default by the Origination Vendor under the Origination Agreement and any default by the Servicer under the Servicing Agreement.

(g) Represent the Program in discussions with the NCUA and state credit union administrators.

(h) Provide the reports required under the Risk Sharing Agreement.

(i) Perform the other functions described in the Management Agreement.

3.2 Compensation.

(a) The Program Administrator shall receive such compensation as provided in the Management Agreement. All expenses of Program administration shall be paid by the CUSO.

(b) The CUSO shall reimburse ITT ESI for (i) all costs and expenses incurred by ITT ESI related to Phase II (as defined in that certain Engagement Proposal related to Phase II of the Program executed by ITT ESI and TRG on June 19, 2008 and June 20, 2008, respectively, and in that certain Engagement Proposal related to the Phase II Extension executed by ITT ESI and TRG on October 1, 2008), and (ii) fifty percent (50%) of all costs and expenses incurred by ITT ESI related to Phase I (as defined in that certain Engagement Proposal related to Phase I of the Program executed by ITT ESI and TRG on April 4, 2008). The CUSO will make such reimbursement to ITT ESI over a three-year period, in equal quarterly payments due on or before the fifteenth (15th) day after the end of each quarter, beginning with the first quarter that the Program is effective.

3.3 Limitation of Liability. The Program Administrator is not a fiduciary to ITT ESI, the Originating Entity, the CUSO or the Participants, and shall have no liability to ITT ESI, the Originating Entity, the CUSO or the Participants for any Losses resulting from any errors in judgment or any act or omission in connection with the promotion, implementation, documentation or administration of the Program, unless due to the Program Administrator’s fraud, willful misconduct, gross negligence or breach of the Management Agreement. In all events, the Program Administrator shall be protected in acting upon any authorization or instruction by any party to the Program Documents. The CUSO shall defend, indemnify and hold the Program Administrator harmless from any Losses to which the Program Administrator may be subject or exposed as a result of its service as Program Administrator, unless due to the Program Administrator’s fraud, willful misconduct, gross negligence or breach of the Management Agreement.

3.4 Resignation or Removal of the Program Administrator. TRG may resign or be removed as Program Administrator as provided in the Management Agreement. Upon any resignation or removal of TRG as Program Administrator, the CUSO shall appoint a substitute program administrator acceptable to ITT ESI which agrees to perform the functions described in the Management Agreement.

ARTICLE IV

FINANCIAL STATEMENTS AND ACCESS TO INFORMATION

4.1 Financial Statements. During the Term of this Agreement, the CUSO shall, as soon as the same are available (and in any event within ninety (90) days after the end of each fiscal year), provide ITT ESI with a copy of its audited financial statements for such fiscal year, and as soon as the same are available (and in any event within forty-five (45) days after the end of each fiscal quarter) provide ITT ESI with a copy of its unaudited financial statements for such fiscal quarter.

4.2 Access to Information.

(a) The CUSO shall cause the Originating Entity to provide ITT ESI and the CUSO with reasonable access to the Originating Entity’s knowledgeable financial, accounting, origination and servicing officers for the purpose of allowing ITT ESI and the CUSO to evaluate prospective or existing Loans, the Originating Entity’s Loan origination practices, any developments affecting the Originating Entity, and the Originating Entity’s financial condition and performance of the Purchase Agreement.

(b) The CUSO shall grant ITT ESI reasonable access to the CUSO’s officers for the purpose of answering questions regarding the sale of Participation Interests and the administration of the Program.

(c) The CUSO shall provide ITT ESI with all Loan level information and documentation within its possession or control.

4.3 Inspection and Audit. ITT ESI and its representatives shall have the right to inspect, audit and test the books, records, procedures and internal controls of the CUSO and/or the Program Administrator for any corporate purpose. The CUSO and Program Administrator shall cooperate with any such inspection, audit or testing. Any such inspection, audit or testing shall be at ITT ESI’s expense, unless (a) such inspection, audit or testing was caused by the fraud, willful misconduct or negligence of the CUSO or the Program Administrator, the CUSO’s breach of any of the Program Documents, or the Program Administrator’s breach of the Management Agreement, or (b) such inspection, audit or testing reveals that the records or reporting with respect to any Loan Pool reflect material inaccuracies with respect to Loans, the Net Disbursements on which aggregate in excess of ten percent (10%) of the aggregate Net Disbursements on all Loans in such Loan Pool, in which cases the CUSO or the Program Administrator, as applicable, shall reimburse ITT ESI for its out-of-pocket costs of such inspection, audit or testing, including without limitation the fees and expenses of any third party auditor. The Program Administrator shall execute a joinder to this Agreement obligating it to comply with this Section 4.3.

ARTICLE V

TERM AND TERMINATION

5.1 Term. This Agreement shall be for an Initial Term commencing on the Effective Date and ending December 31, 2011 and shall automatically renew for successive Renewal Terms of one (1) year each, unless either party provides written notice of non-renewal to the other not less than one (1) year prior to the expiration of the Initial Term or any such Renewal Term. The CUSO’s Estimated Aggregate Funding Commitment during any Renewal Term shall be determined in accordance with Section 2.9(l).

5.2 Events of Default and Remedies. If an Event of Default occurs, then, and in every such event, the non-defaulting party may do one or both of the following (without presentment, protest or notice of protest, all of which are expressly waived by the defaulting party):

(a) Terminate this Agreement immediately upon written notice to the defaulting party; provided, however, that termination by the non-defaulting party will not affect the validity of any Loans originated prior to such termination, and the existing obligations, representations and warranties of the terminating party and the defaulting party regarding such Loans shall remain in effect.

(b) Exercise all other rights legally available to it (other than recovery of incidental, consequential or punitive damages).

As used herein, “Event of Default” shall mean any of the following:

(1) If a party materially fails to perform any of its covenants in this Agreement or any other Program Document (other than the Management Agreement) and such failure is not cured within thirty (30) days after receipt of written notice from the non-defaulting party specifying the nature of such failure; provided, however, that no failure of ITT ESI to provide or advance funds under a Credit Facility shall be deemed a breach of this Agreement;

(2) The filing by a party of a petition in bankruptcy or a proposed or actual assignment for the benefit of creditors or similar proceeding by such party;

(3) The filing against a party of a petition in bankruptcy or the appointment for such party or any of its assets of a trustee, receiver, executor, liquidator or conservator or other judicial or administrative representative, or any similar proceeding, which is not vacated, dismissed or stayed on appeal within sixty (60) days; or

(4) With respect to the CUSO, in ITT ESI’s sole discretion, (A) any Event of Default by the CUSO under any Credit Facility provided by ITT ESI, (B) any failure by the CUSO to cause the Originating Entity to originate at least seventy-five percent (75%) of the Estimated Aggregate Funding Commitment in any Funding Year, or (C) any material failure by the CUSO to purchase Loans due to any termination by a Participant of its respective Subscription Agreement because of a change in existing law or regulation as provided therein. ITT ESI’s rights under clauses (B) and (C) above shall not be affected by any election by ITT ESI to advance or not advance funds under any Credit Facility.

5.3 Termination.

(a) In addition to and not in limitation of the provisions of Section 5.2, this Agreement shall immediately terminate upon the occurrence of any of the following:

(i) Upon the mutual written agreement of ITT ESI and the CUSO.

(ii) If the Program or any material aspect thereof is determined by ITT ESI or the CUSO, based upon an opinion of counsel, to be in violation of the Federal Credit Union Act, any NCUA Rule or any other federal law or regulation, or if the Loans do not qualify for the federal preemption provided in NCUA Rule 701.21(b).

(iii) If ITT ESI sells or discontinues its educational business.

(b) Without limitation of the provisions of Section 5.3(a), if either party provides a written request not later than one (1) year prior to the beginning of any Renewal Term that a new Estimated Aggregate Funding Commitment be adopted for such Renewal Term and the parties are unable to agree on a new Estimated Aggregate Funding Commitment for such Renewal Term within two hundred seventy (270) days prior to the beginning of such Renewal Term, the party making such request may terminate this Agreement effective at the end of the then current Term by giving written notice to the other party not later than two hundred sixty (260) days prior to the beginning of such Renewal Term.

(c) The termination or non-renewal of this Agreement in accordance with its terms shall automatically terminate all other Program Documents.

(d) A termination or non-renewal of this Agreement shall not affect the validity of any Loans originated or any obligations of the CUSO arising prior to such termination or non-renewal, and the existing obligations, representations and warranties of the parties regarding such Loans and any such obligations of the CUSO shall remain in effect.

ARTICLE VI

MISCELLANEOUS

6.1 Assignment of Rights; Delegation of Duties. This Agreement may not be assigned or delegated by either party without the written consent of the other party. Likewise, no Program Document may be assigned, nor may any obligation thereunder be delegated, without ITT ESI’s prior written consent. Any other attempt to delegate or assign any obligations arising under this Agreement shall be null and void. All obligations hereunder are binding on any successors-in-interest of a party. Notwithstanding the foregoing, (a) this Agreement and all rights and obligations hereunder may be assigned by either party to any Person acquiring all or substantially all of such party’s assets and business, whether by sale, merger, consolidation or similar transaction, and (b) ITT ESI may assign or delegate any of its rights under this Agreement to any direct or indirect subsidiary or Affiliate of ITT ESI. The party making any assignment permitted by clause (a) or (b) above shall provide prior written notice of such assignment to the other party.

6.2 Notices. Notices, requests, demands or other instruments that may be or are required or permitted to be given to either party hereto must be in writing and shall be deemed to have been properly given and effective when:

(a) Delivered personally to an officer of the party to which such notice is to be given; or

(b) Actually received or refused by a party when mailed by registered or certified mail or delivered by an overnight delivery service that requires a signature upon receipt; or

(c) Sent by electronic mail or facsimile if delivery is confirmed and a copy is mailed to the recipient as set forth above.

All such notices will be addressed as set forth on the signature page hereto. Either party may change the address to which notices to such party are to be sent by notice to the other party given as aforesaid.

6.3 Severability Clause. Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or is held to be void or unenforceable in any particular jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.4 Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and both of which shall together constitute but one and the same instrument.

6.5 GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA, APPLICABLE TO AGREEMENTS NEGOTIATED, MADE AND TO BE PERFORMED ENTIRELY IN SAID STATE. TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE CUSO HEREBY IRREVOCABLY (A) SUBMITS TO THE JURISDICTION OF ANY INDIANA STATE AND FEDERAL COURTS SITTING IN INDIANAPOLIS, INDIANA WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (B) AGREES THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH INDIANA STATE OR FEDERAL COURTS; (C) WAIVES THE DEFENSE OF AN INCONVENIENT FORUM; AND (D) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

6.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

6.7 Changes, Waivers, Modifications, Discharges and Terminations. Neither this Agreement nor any term or provision hereof may be changed, waived, modified, discharged or terminated except by a writing signed by a duly authorized officer of the party against which enforcement of such change, waiver, modification, discharge or termination is sought to be enforced.

6.8 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into and made a part hereof and are an integral part of this Agreement.

6.9 Further Assurances. Each party agrees to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes and to carry out the terms of this Agreement.

6.10 No Partnership, Joint Venture or Agency. This Agreement does not create any sort of partnership or joint venture between the parties. Neither party shall have the authority to act as agent for the other party or to bind the other party to any obligation (except as expressly provided in this Agreement or the other Program Documents) without such party’s written consent.

6.11 Entire Agreement. Together with the other Program Documents, this constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified or amended without the written consent of ITT ESI and the CUSO.

6.12 Construction of Agreement. The captions and headings of the sections and paragraphs of this Agreement are for convenience only and are not to be used to interpret or define the provisions of this Agreement. This Agreement has been drafted by arm’s length negotiation of the parties hereto and should not be interpreted against either party as the primary drafter of this Agreement.

6.13 Attorneys’ Fees and Costs. If any lawsuit or proceeding is brought by either party to enforce the terms of this Agreement, the unsuccessful party shall pay the prevailing party’s costs and reasonable attorneys’ fees incurred in bringing or defending such action.

6.14 Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, the party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach, or (b) compelling the performance of any obligation which, if not performed, would constitute a breach.

6.15 No Incidental or Consequential Damages. Neither party shall be responsible for any special, indirect, incidental or consequential damages arising from any breach of this Agreement or any Program Document.

6.16 Confidential Information. Each of the parties agrees that it will keep all Confidential Information as confidential and will not, without each other party’s prior written consent, disclose any portion of the Confidential Information to anyone other than to its representatives. Neither party will (and will cause its representatives not to) use any of the Confidential Information for any purpose other than in connection with its responsibilities under this Agreement and the Program. Each party will inform its representatives of the confidential nature of the Confidential Information and direct each representatives to treat the Confidential Information as confidential.

Nothing in this Agreement will be deemed to prevent either party from disclosing any Confidential Information to the extent required by any applicable law, regulation or court order (including applicable securities or credit union laws), but, other than any information disclosed by ITT ESI under applicable securities laws and regulations (a) the receiving party must (unless prohibited by law, regulation or court order) notify the disclosing party of the imminent disclosure as soon as is practicable and in all events with sufficient prior notice to allow the disclosing party to seek a protective order or otherwise to object, and (b) the receiving party will use commercially reasonable best efforts to minimize or prevent such disclosure to the maximum extent allowed under applicable law, regulation or court order. Confidential Information does not include any such information that: (i) was or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives; (ii) was within the receiving party’s possession prior to being furnished by or on behalf of the disclosing party; (iii) is furnished to the receiving party by a third party who has represented to the receiving party that it is not under an obligation of confidentiality to the disclosing party; or (iv) is independently developed by the receiving party without the use of any Confidential Information.

Neither party may use or disclose to any third party (other than its employees and/or representatives) any Customer Information except solely to carry out the purposes under this Agreement for which such Customer Information was disclosed.

Promptly after either party gains knowledge of any unauthorized use or disclosure of any Confidential Information or Customer Information, such party shall promptly notify the other party hereto in writing of such use or disclosure so that, to the extent then possible, mitigating actions can be taken.

Each party expressly consents and agrees that, notwithstanding anything to the contrary in this Section 6.16, the other party may, in addition to any other remedies available to such other party, obtain injunctive relief in appropriate cases (including a temporary restraining order, preliminary injunction or specific performance) to terminate or prevent the continuation of any (or prevent any threatened) default or breach under this Section 6.16 without having to show any actual damage and without having to post any bond. It is specifically agreed that each party may incur incalculable and irreparable damage from any violation by the other party of any of this Section 6.16 and that such party will not have an adequate remedy at law for such a violation and the parties are entitled to injunctive relief for any such actual or threatened violation.

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized on the date first above written.

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Kevin M. Modany
Name: Title: Address:	Kevin M. Modany Chairman, CEO and President 13000 North Meridian Street Carmel, Indiana 46032 Attn: Chief Financial Officer Email: dfitzpatrick@ittesi.com Fax: (317) 706-9254

STUDENT CU CONNECT CUSO, LLC

By:	/s/ Tony Ferris
Name: Title: Address:	Tony Ferris Partner, Rochdale 8700 Indian Creek Parkway Suite 120 Overland Park, Kansas 66210 Email: tferris@rochdalegroup.com Fax: (913) 322-3770

JOINDER

The undersigned hereby joins this Agreement for the purpose of accepting and agreeing to be bound by the provisions of Section 4.3 hereof.

THE ROCHDALE GROUP, INC.

By:	/s/ Tony Ferris
Name: Title: Address:	Tony Ferris Partner, Rochdale 8700 Indian Creek Parkway Suite 120 Overland Park, KS 55216 Email: tferris@rochdalegroup.com Fax: (913) 322-3770

SCHEDULE A

DEFINITIONS

SCHEDULE A

DEFINITIONS

A. Definitions. The following terms shall have the following respective meanings:

“2010 Funding Year Target” means the sum of (i) the Base Funding Year Target plus (ii) the amount (if any) by which the Base Funding Year Target exceeded the aggregate dollar amount of funds deposited in the Loan Funding Account by the CUSO (excluding any amounts deposited in respect of refunds of Loans) in Funding Year 2009.

“2011 Funding Year Target” means the sum of (i) the Base Funding Year Target plus (ii) the amount (if any) by which the 2010 Funding Year Target exceeded the actual dollar amount of funds deposited in the Loan Funding Account by the CUSO (excluding any amounts deposited in respect of refunds of Loans) in Funding Year 2010.

“Actual Funding Commitment” means the amount deposited by the CUSO into the Loan Funding Account with respect to any Funding Period in order to meet actual Loan demand.

“Actual Participation Commitment” means, with respect to each Subscriber, the amount obtained by multiplying such Subscriber’s Participation Commitment Percentage by the estimated Loan volume for a given Funding Period, less the Subscriber’s share (based on Participation Commitment Percentage) of any previously unutilized amounts and any amounts permitted to be retained from refunds.

“Actual Renewal Participation Commitment” means, with respect to a Subscriber, a revised Estimated Aggregate Participation Commitment (as defined in the applicable Subscription Agreement) for a Renewal Term based on estimated Loan volume.

“Administrative Fee” has the meaning set forth in the Participation Agreement.

“Affiliate” means, with respect to any Person, any other Person controlling or controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Annual Commitment” means, with respect to each Participant, the portion of the Estimated Aggregate Participation Commitment (as defined in the applicable Subscription Agreement) payable in a Funding Year covered by the Participation Agreement.

“Automatic Renewal” means the automatic renewal of a Subscriber’s obligations under the applicable Subscription Agreement for one or more successive Renewal Terms.

“Available Funded Commitment” has the meaning set forth in the Participation Agreement.

“Available Participation Interest” has the meaning set forth in the Participation Agreement.

“Base Funding Year Target” means one-third of the Estimated Aggregate Funding Commitment for Funding Years 2009, 2010 and 2011.

“Borrower” means a Student, or any guarantor or co-signer of a Student, obligated under each Loan.

“Business Day” means a day other than Saturday, Sunday, a United States national holiday or other day on which banks in the State of Indiana are permitted or required by law to close.

“Charged Off” means a Loan on which there have not been any payments made for at least 180 days, if any payments had been due during such period.

“Claim Package” means, with respect to each ITT ESI Risk Loan (if any) in a Loan Pool: (a) Loan-level information, including, without limitation, both a servicing and a payment transaction history, for that ITT ESI Risk Loan; and (b) an invoice summarizing the Loan-level remittance data for such ITT ESI Risk Loan, including loan number, name, social security number, disbursement date, outstanding loan amount, outstanding accrued interest, interest rate, aggregate monthly payment(s) amount past due, and, if requested by ITT ESI, the ten (10) day pay-off amount for such ITT ESI Risk Loan.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateralization Percentage” means, with respect to the Loan Pool for Funding Year 2009, fifteen percent (15%), and, with respect to each Loan Pool other than that for Funding Year 2009, ten percent (10%), in each case, unless adjusted as provided in Section 6.3 of the Risk Sharing Agreement.

“Collection and Charge Off Standards” mean the Loan servicing criteria mutually approved by the parties to the Program Agreement.

“Commitment Account” means the account maintained by the CUSO into which Participants will deposit funds in respect of Participation Commitments and from which the CUSO will withdraw funds to deposit into the Loan Funding Account for the purchase of Loans. The funds in the Commitment Account shall not be commingled with any other funds of the CUSO.

“Commitment Share” means, with respect to each Participant in relation to each Loan Pool and for any date of determination, a fraction (expressed as a percentage), (i) the numerator of which equals the amount of the Available Funded Commitment then funded by such Participant for such Loan Pool, and (ii) the denominator of which equals the aggregate Available Funded Commitment.

“Commitments” has the meaning set forth in the Participation Agreement.

2

“Confidential Information” means (a) information disclosed to a party with respect to any Program Document; (b) all information related to the structure of and the terms of any Program Document, including items set forth in the Exhibits thereto; and (c) all information related to the other parties’ operations, finances, Borrowers, customers, and Students, and any analyses, concepts, ideas, compilations, studies, materials, memoranda, notes and data pertaining thereto and/or derived from the any Program Document or the Program.

“Credit Facility” means any debt financing obtained by the CUSO from ITT ESI or other lender(s) to fund the CUSO’s operation of the Program and the Retained CUSO Interest, if any, in the Loans in each Loan Pool.

“Credit Facility Documents” means any loan agreement, security agreement, promissory note, borrowing base certificate, and other documents entered into by the CUSO in connection with a Credit Facility, as amended, modified, restated or replaced from time to time.

“Credit Lender” means the financial institution(s) or other Person(s) providing the Credit Facility to the CUSO.

“Credit Unions” means, collectively, the network of participating credit unions in the Program, which includes the Originating Entity.

“CUSO” means Student CU Connect CUSO, LLC, a Delaware limited liability company operating as a credit union service organization.

“Customer Information” means non-public consumer information that is disclosed to a party by another party or any Credit Union.

“Cut-off Date” means the date that is five (5) Business Days prior to any Payment Date.

“Default” means, with respect to any Loan, any event that constitutes or, with the giving of notice or passage of time or both, would constitute a default or an event of default under the related Loan Documents.

“Deposit Account Control Agreement” means a Deposit Account Control Agreement among ITT ESI, the CUSO and a Designated Financial Institution substantially in the form of Exhibit 1.1(b) to the Security Agreement.

“Designated Financial Institution” means a financial institution selected by ITT ESI and meeting the criteria set forth in Exhibit A-1 hereto.

“Disassociated Participant” has the meaning set forth in the Participation Agreement.

“Distribution Account” means the segregated account maintained by the CUSO in which Monthly Collections will be deposited and from which the CUSO will withdraw funds to make distributions to itself and the Participants as set forth in Sections 7(a)-(b) of the Participation Agreement.

“Effective Date” means February 20, 2009.

3

“Estimated Aggregate Funding Commitment” means an amount equal to the sum of all Estimated Aggregate Participation Commitments. When words such as “for that Funding Year” and “for that Funding Period” are used after the term “Estimated Aggregate Funding Commitment” in any Program Document, it means the maximum portion of the Estimated Aggregate Funding Commitment that is payable in the applicable Funding Year or Funding Period, respectively, as determined in accordance with Section 2.9(c) and Section 2.9(d), respectively, of the Program Agreement.

“Exit Transaction” has the meaning set forth in the Participation Agreement.

“First Disbursement Date” means, with respect to each Funding Period, the date of the first Loan disbursement by the Originating Entity to ITT ESI in such Funding Period, as mutually determined by ITT ESI and the CUSO.

“First Loss Percentage” means thirty-five percent (35%) or such other percentage as ITT ESI and the CUSO shall mutually agree upon as provided in Section 5.1 of the Risk Sharing Agreement.

“First Loss Risk” means, with respect to any Loan Pool, the product produced by multiplying (x) the applicable First Loss Percentage times (y) the aggregate Net Disbursements on all Loans in such Loan Pool.

“Funding Periods” means periods during a Funding Year determined from time to time by ITT ESI.

“Funding Year” means the calendar year in which a Loan is disbursed. For clarification, Funding Year 2009 is the period commencing on the Effective Date and terminating on December 31, 2009, and Funding Years 2010 and 2011 are the related calendar years.

“GAAP” means generally accepted accounting principles in the United States, or such other accounting principles as prescribed for public companies from time to time.

“Initial Capital Contribution” means a Credit Union’s initial Capital Contribution (as defined in the Operating Agreement) in exchange for its Membership Interest.

“Initial Term” means the period from the Effective Date until December 31, 2011.

“ITT ESI” means ITT Educational Services, Inc., a Delaware corporation.

“ITT ESI Risk Loans” means, collectively, all Loans (representing all unpaid (i) Net Disbursements and (ii) accrued interest) in a Loan Pool in excess of the First Loss Risk for such Loan Pool.

“ITT ESI Risk Payment” means, as to a Loan Pool, once the First Loss Risk for such Loan Pool has been exceeded, payments due and unpaid as of the end of the applicable month on all Charged Off ITT ESI Risk Loans in such Loan Pool that are not Charged Off First Loss Risk Loans.

4

“Letter of Credit” means an irrevocable standby letter of credit, securing payment of all or a portion of the Obligations (as defined in the Security Agreement) with respect to a Loan Pool, issued by a Designated Financial Institution.

“Lien” means any statutory or common law consensual or non-consensual mortgage, pledge, security interest, participation interest, encumbrance, lien, right of setoff, claim or charge of any kind, including, without limitation, any conditional sale or other title retention transaction, and any secured transaction under the Uniform Commercial Code of any applicable jurisdiction.

“Loan Criteria” means the criteria of the Originating Entity, of which Exhibit A-2 hereto is a copy, which may not be amended or supplemented without the prior written approval of ITT ESI and the CUSO.

“Loan Documents” means, with respect to each Loan, the loan application, loan agreement, promissory note, co-signer documentation (if applicable), and other documents executed and delivered by a Borrower, as amended, modified, restated or replaced from time to time.

“Loan File” means the credit report, underwriting analysis, loan approval, confirmation of credit union membership, Loan Documents, payment history, and all other documentation of the Originating Entity or the CUSO with respect to any Loan.

“Loan Funding Account” means the account designated by the Originating Entity into which the CUSO will deposit the Purchase Price for Loans to be disbursed in each Funding Period and from which the Originating Entity will disburse the Loan proceeds to ITT ESI.

“Loan Pool” means all Loans disbursed during a Funding Year.

“Loan Pool Collateral” means as to each Loan Pool, the Collateral therefor to be determined, established and adjusted pursuant to Article VI of the Risk Sharing Agreement.

“Loan Proceeds” means, with respect to each Loan, all payments of principal, interest, loan fees, late fees, and other amounts received by the CUSO or the Servicer(s) in connection with such Loan.

“Loans” means loans to Students originated by the Originating Entity in accordance with the Loan Criteria pursuant to the Purchase Agreement.

“Losses” means, with respect to any indemnity or limitation of liability in any Program Document, losses, costs, claims, damages, demands, expenses, liabilities, causes of action, investigation expenses, attorneys’ fees and expenses and amounts paid in settlement; provided, however, that no settlement shall be made without the written consent of the party suffering the Loss, unless such settlement provides a full release of such party without the payment of any funds by such party. “Losses” excludes, however, incidental, consequential, indirect, punitive or special damages.

5

“Management Agreement” means the Management Services Agreement, dated as of the Effective Date, between the Program Administrator and the CUSO, as amended, modified, restated or replaced from time to time.

“Mature Loans” means Charged Off Loans on which an amount equal to at least ten (10) monthly payments have been made, whether by the Borrower, ITT ESI under Section 3.4 of the Risk Sharing Agreement, or otherwise.

“Membership Interest” means a Credit Union’s membership interest in the CUSO under the Operating Agreement and such Credit Union’s Subscription Agreement.

“Monthly Collections” has the meaning set forth in the Participation Agreement.

“Monthly Report” means a written report concerning a Loan Pool, as of the end of the month that is the subject of such Monthly Report, containing the following information: (i) the aggregate Net Disbursements on all Loans originally in the applicable Loan Pool; (ii) the amount of the First Loss Risk for such Loan Pool; (iii) the aggregate current principal balances of all Loans in such Loan Pool; (iv) the aggregate amount that has been Charged Off on all Loans in such Loan Pool; (v) the aggregate current principal balances of all Loans in such Loan Pool, if any, that are the subject of the First Loss Risk for such Loan Pool and have not yet been subjected to Charge Off; (vi) the aggregate amount of the current principal balances of all ITT ESI Risk Loans in such Loan Pool; (vii) if the First Loss Risk has been exceeded, the aggregate ITT ESI Risk Payment; (viii) the aggregate current outstanding balance plus accrued unpaid interest of each Mature Loan reported pursuant to clause (vii) hereof; and (ix) the aggregate amount of all payments received during such month in respect of all Charged Off Loans.

“NCUA” means the National Credit Union Administration or any successor federal credit union regulatory agency.

“NCUA Rules” means the rules and regulations of the NCUA.

“Net Disbursement” means, as to any Loan, the total original sum disbursed to ITT ESI as payment of tuition and other charges, plus all origination and other loan fees, net of any refund or return thereof paid by ITT ESI within sixty (60) days after the disbursement date thereof. The amount of the Net Disbursement on a Loan shall not be reduced for any principal payments made on such Loan, whether by the Borrower, ITT ESI or otherwise (excepting only refunds as aforesaid), or increased for any capitalized interest charges.

“Offer Price” has the meaning set forth in the Participation Agreement.

“Operating Agreement” means the Operating Agreement of the CUSO, as amended, modified, restated or replaced from time to time.

“Originating Entity” means the federal credit union that will originate Loans, sell such Loans to the CUSO, and maintain a Retained Originator Interest in the Loans in each Loan Pool not less than that percentage from time to time required by NCUA Rules or other applicable law.

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“Originating Entity Default” shall be deemed to exist if (i) the Originating Entity withdraws from the Program or is expelled from the CUSO; (ii) the Originating Entity fails for any reason to originate any Loan which complies with the Loan Criteria and does not cure such failure within fifteen (15) days after receipt of written notice from the CUSO; (iii) an Event of Default by the Originating Entity exists under the Purchase Agreement; (iv) the Originating Entity ceases doing business or becomes insolvent, or the NCUA becomes liquidator of the assets of the Originating Entity in the event of insolvency; (v) the Originating Entity is no longer able to serve as Originating Entity or originate Loans under the Program; (vi) the Originating Entity becomes a Disassociated Participant; or (vii) the Originating Entity fails at any time to fund or maintain the Retained Originator Interest.

“Origination Agreement” means any agreement entered into between the Originating Entity and the Origination Vendor, with the prior approval of ITT ESI, in connection with which the Originating Entity will engage the Origination Vendor to perform origination and documentation servicing for the Loans.

“Origination Vendor” means any Person performing Loan origination and documentation servicing under the Origination Agreement.

“Participant Schedule” has the meaning set forth in the Participation Agreement.

“Participants” mean the Credit Unions that acquire Participation Interests in the Loans in any Loan Pool, including without limitation the Originating Entity.

“Participation Agreement” means the Participation Agreement entered into between the CUSO and the Participants, as amended, modified, restated or replaced from time to time.

“Participation Commitment Percentage” means, with respect to a Participant, the percentage such Participant’s Estimated Aggregate Participation Commitment bears to the total of all Participants’ Estimated Aggregate Participation Commitments.

“Participation Commitments” means collectively, a Subscriber’s Estimated Aggregate Participation Commitment (as defined in the applicable Subscription Agreement) and Actual Participation Commitments.

“Participation Interest” means, with respect to each Participant, its beneficial ownership interest in each Loan and the related Loan Documents, including such Participant’s right to receive its share of Loan Proceeds on each Payment Date.

“Participation Pledgee” has the meaning set forth in the Participation Agreement.

“Participation Purchase Notice” has the meaning set forth in the Participation Agreement.

“Payment Date” means the 25th day of each month or, if such day is not a Business Day, the following Business Day.

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“Percentage Interest” means, with respect to a Member (as defined in the Operating Agreement), the percentage such Member’s Membership Interest bears to the total outstanding Membership Interests.

“Permitted Liens” means (a) Liens of the CUSO, (b) Liens for taxes not delinquent or for taxes being diligently contested in good faith by ITT ESI by appropriate proceedings, (c) Liens arising in the ordinary course of business with respect to obligations which are not due or which are being diligently contested in good faith by ITT ESI by appropriate proceedings, provided such Liens do not, in the aggregate, materially detract from the value of the Collateral, and (d) Liens specifically consented to in writing by the CUSO.

“Person” shall mean any natural person, corporation, association, limited liability company, syndicate, partnership, joint venture, trust, government or agency and department thereof, or any other entity of every kind.

“Pledge” has the meaning set forth in the Participation Agreement.

“Pledging Participant” has the meaning set forth in the Participation Agreement.

“Pro Rata Share” means, with respect to each Participant and the CUSO in relation to each Loan Pool and for any date of determination, a fraction (expressed as a percentage), (i) the numerator of which equals the aggregate principal balance of its Participation Interests or Retained CUSO Interest, as the case may be, in the Loans in such Loan Pool, and (ii) the denominator of which equals the aggregate principal balance of all Participation Interests and the Retained CUSO Interest in the Loans in such Loan Pool.

“Program” means the national financing program established by the CUSO to provide private student loans to Students in accordance with the Program Agreement.

“Program Administrator” means the Person designated from time to time as the “Program Administrator” under the Program Agreement. The initial Program Administrator is TRG.

“Program Agreement” means the Financing Program Agreement, dated as of the Effective Date, between ITT ESI and the CUSO, as amended, modified, restated or replaced from time to time.

“Program Documents” means the Program Agreement, the Participation Agreement, the Subscription Agreements, the Purchase Agreement, the Servicing Agreement(s), the Origination Agreement, the Risk Sharing Agreement, the Security Agreement, the Operating Agreement, the Management Agreement, the Credit Facility Documents (if ITT ESI is Credit Lender), and any other documents or instruments entered into in connection with the Program, and any amendment, modification, restatement or replacement thereof.

“Projected Renewal Participation Commitment” means, with respect to a Subscriber, the sum of the Participation Commitments paid by or credited to such Subscriber for the four (4) Funding Periods immediately preceding a Renewal Term.

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“Purchase Agreement” means the Loan Purchase and Sale Agreement, dated as of the Effective Date, entered into by the Originating Entity and the CUSO, as amended, supplemented, modified, restated or replaced from time to time.

“Purchase Option Price” has the meaning set forth in the Participation Agreement.

“Purchase Price” means the principal amount of a Loan purchased by the CUSO, excluding origination fees and expenses.

“Quarterly Report” has the meaning set forth in the Participation Agreement.

“Redirection Notice” has the meaning set forth in the Participation Agreement.

“Renewal Term” means any one (1) year period after the Initial Term in which a Program Document is renewed.

“representatives” means, with respect to a party to the applicable Program Document, employees of such party and such party’s agents, representatives and advisors, including without limitation, attorneys, accountants, and financial advisors.

“Required Information” means each Claim Package and related Monthly Report.

“Retained CUSO Interest” means, with respect to each Loan in a Loan Pool, at any time, the portion thereof that is not then subject to either the Retained Originator Interest or Participation Interests held by Participants.

“Retained Originator Interest” means, with respect to each Loan in a Loan Pool, the Originating Entity’s 10% Participation Interest in such Loan. Any interest of the Participants (including the Originating Entity) in any such Loan exceeding the 10% Retained Originator Interest is a regular Participation Interest therein.

“Risk Sharing Agreement” means the Risk Sharing Agreement, dated as of the Effective Date, between ITT ESI and the CUSO, as amended, supplemented, modified, restated or replaced from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Account Control Agreement” means an agreement among ITT ESI, the CUSO and a securities intermediary substantially in the form of Exhibit 1.1(f) of the Security Agreement.

“Security Agreement” means the Security Agreement, dated as of the Effective Date, by ITT ESI in favor of the CUSO.

“Security Documents” means the Security Agreement and any and all other security agreements, assignments, subordination agreements, pledge or hypothecation agreements, instruments, letters of credit, letter-of-credit agreements and documents that are (i) now and/or hereafter existing between the CUSO and ITT ESI, and (ii) that secure any of the Obligations (as defined in the Security Agreement).

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“Servicer” means the Person obligated pursuant to the Servicing Agreement to, among other things, collect, monitor and report Loan payments, handle late payments and other delinquencies, and remit payments.

“Servicing Agreement” means the Servicing Agreement dated as of the Effective Date between the CUSO and the Servicer, as amended, supplemented, modified, or replaced from time to time.

“Servicing Fee” means all fees payable to Servicer or Origination Vendor for performing their respective obligations under the Servicing Agreement or the Origination Agreement.

“Student” means a student enrolled at one of ITT ESI’s ITT Technical Institutes.

“Subscriber” means each Credit Union that is a party to a Subscription Agreement.

“Subscriber 2010 Funding Year Target” means, with respect to each Subscriber, the sum of the Subscriber Base Funding Year Target plus the amount (if any) by which the Subscriber Base Funding Year Target exceeded the actual amount that was paid by such Subscriber in Funding Year 2009.

“Subscriber Base Funding Year Target” means, with respect to each Subscriber, one-third of such Subscriber’s Estimated Aggregate Participation Commitment (as defined in the applicable Subscription Agreement) for Funding Years 2009, 2010 and 2011.

“Subscriber Contact” means, with respect to each Subscriber, such Subscriber’s authorized representative designated in such Subscriber’s Subscription Agreement.

“Subscriber Shortfall” means, with respect to a Subscriber, that the payment of the entire Actual Participation Commitment by such Subscriber for any Funding Period would exceed twenty-five percent (25%) of the maximum portion of the Estimated Aggregate Participation Commitment for the applicable Funding Year.

“Subscriber Shortfall Period” means a Funding Period in which a Subscriber Shortfall occurs or is to occur.

“Subscription Agreement” means each Subscription and Commitment Agreement between the CUSO and a Participant with respect to the Program, as amended, modified, restated or replaced from time to time.

“Substitute Member” has the meaning set forth in the Operating Agreement.

“Substitute Originating Entity” means a substitute federal credit union or group of federal credit unions, in either case acceptable to ITT ESI, designated by the CUSO to serve as the Originating Entity.

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“Substitute Purchase Agreement” means a purchase agreement with a Substitute Originating Entity on the same or substantially similar terms as the Purchase Agreement or otherwise approved by the Substitute Originating Entity, the CUSO, and ITT ESI.

“Term” means the Initial Term and any Renewal Term(s).

“TRG” means The Rochdale Group, Inc., a Kansas corporation.

B. Certain Definitions to be Disregarded. Terms defined in this Schedule and not used or capitalized in the Agreement to which this Schedule is attached shall be disregarded for all purposes in connection with such Agreement (except and to the extent such terms are used in another Program Document referred to in the Agreement to which this Schedule is attached).

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EXHIBIT A-1

Designated Financial Institutions

A Designated Financial Institution shall at all times be a banking corporation or national banking association organized and doing business under the laws of the United States of America or any state thereof or of the District of Columbia and authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least Ten Billion U.S. dollars ($10,000,000,000) and subject to supervision or examination by federal, state, or District of Columbia authority. If such corporation or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes hereof, the combined capital and surplus of such corporation or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent records of condition so published.

ITT ESI may not, nor may any entity directly or indirectly controlling, controlled by, or under common control with ITT ESI, be a Designated Financial Institution, notwithstanding that such corporation or national banking association shall be otherwise eligible and qualified hereunder.

EXHIBIT A-2

Loan Criteria

Student CU Connect Private Student Loan Program Criteria

Program Borrowing Limits

The minimum and maximum amounts that may be borrowed under this Loan Program on a per borrower basis are as follows:

Minimum Loan Amount:	$1,000 (or any other higher minimum loan amount as applicable by state law)

Annual Maximum Loan Limit:	Cost of Education less other financial aid

Aggregate Private Student Loan Program Limits:

Minimum Loan Amount:

Annual Maximum Loan Limit:

Aggregate Private Student Loan Program Limits:

Associate degree programs:	$35,000
Bachelors degree programs:	$60,000
*Resulting in maximum undergraduate (Associate and Bachelors combined):	$60,000
Graduate degree programs:	$25,000
*Resulting in maximum total of all combined:	$85,000

Repayment Terms

The minimum monthly principal and interest payment amount will be $50.00 per account per month.

1)	Repayment Plans

While a student is enrolled at an ITT Technical Institute, repayment of principal and interest will be deferred until the circumstances described in the “Repayment Begins” section below occur. During the deferral period the borrower will be sent quarterly statements providing him or her the opportunity to make interest payments. During the deferral period, the borrower can also make principal payments at any time without penalty.

2)	Repayment Begins

Repayment of principal and interest on each loan will begin six (6) months after the student graduates, unless the student enrolls in another program at ITT Technical Institute and begins taking courses. For students who do not maintain at least four (4) credit hours in a given quarter for any reason other than graduation, repayment of principal and interest will begin three (3) months after their last clay of attendance unless the student re-enrolls in an ITT Technical Institute and begins to take at least four (4) credit hours.

Repayment of principal and interest on each loan will begin, if not already begun pursuant to the terms of the preceding paragraph, on the first day following the seventh (7th) year anniversary of the date of the first disbursement on the loan.

3)	Repayment Duration

The term of each loan will be ten (10) years from the date the repayment period begins.

4)	Prepayment

The borrower may prepay all or a portion of the loan at any time without penalty.

Student CU Connect Private Student Loan Program Criteria

5)	Late Charges

Borrowers will be assessed a late charge if they fail to make any part of an installment payment within 15 days after it becomes due. The late charge fee will be the lesser of $10.00 or 5% of the installment.

Program Eligibility and Credit Requirements

1)	Eligible Borrower

The borrower must satisfy all of (a)-( d) below:

a)	Be admitted to, or have graduated from, an ITT Technical Institute undergraduate or graduate program of study.

b)	Be a U.S. Citizen or National, or a Permanent Resident.

AND

If there is a Co-signer, the Co-signer must be a U.S. Citizen or National, or a Permanent Resident. c) Meet all credit requirements specified below in Section 3.

OR

Have a credit-worthy co-signer who meets all credit requirements specified below in Section 3.

d)	Be the age of majority, as determined by individual state requirements for the primary borrower’s permanent residence, at the time of the loan application.

2)	Eligible Loan Periods

Current and Future

Borrowers can apply for a loan relating to an academic year that begins within twelve (12) months after the loan application date. The first disbursement for a subsequent academic year must also occur within twelve (12) months after the loan application date.

Past Enrollment

Borrowers may borrow funds for previous academic periods during which they were enrolled as long as such borrower has either graduated or is enrolled in an ITT Technical Institute on the loan application date.

3)	Credit Requirements

To qualify for a loan, an eligible borrower must satisfy all of the following credit requirements:

a)	No filed bankruptcy, discharged bankruptcy or foreclosure within the twenty-four (24) months immediately preceding the loan application date.

b)	No judgments, charge offs, collections, liens, or repossessions in an aggregate amount of more than five hundred dollars ($500) within the twenty-four (24) months immediately preceding the loan application date.

c)	No mortgage, student loans, or other installment loans that are currently 90 days or more past due. d) No record of a student loan default, unless the default has been paid in full.

e)	Less than three (3) derogatory credit indications on the borrower’s credit report. A derogatory credit indication is defined as a balance of at least five hundred dollars ($500) that is past due at least ninety (90) days.

f)	A borrower who fails to qualify on his or her own for a loan may be eligible with an eligible co-signer who satisfies all of the credit requirements and who has a credit score of at least 680.

Student CU Connect Private Student Loan Program Criteria

At such time, if any, that the origination vendor of the loans can support it in an automated format, the foregoing (a) and (d) credit requirements will be modified to read instead as follows:

a)	No filed bankruptcy, discharged bankruptcy or foreclosure within the twenty-four (24) months immediately preceding the loan application date unless the borrower has agreed to payment arrangements and made prompt payments for at least the last consecutive 18 months.

d)	No record of a student loan default, unless the default has been paid in full, or the borrower is making satisfactory progress in repaying the loan. Satisfactory progress is defined as: at least twelve (12) consecutive payments made: account is current: repayment history has no gaps: and the IRS Tax Offset Program was not used to pay default.

Notwithstanding the foregoing, a borrower who is otherwise eligible under all of the other provisions of these loan criteria does not need to satisfy all of the foregoing (a) through (f) credit requirements to qualify for a loan if .such borrower: (i) received the open account credit provided by ITT Technical Institute (known as its “Temporary Credit” program); (ii) has graduated or is enrolled in any academic quarter other than the first academic quarter of such borrower’s first academic year on the loan application date; and (iii) has not declared bankruptcy within the twenty-four (24) months immediately preceding the loan application elate.

4)	Credit Score

The eligible borrower’s FICO Score will determine the interest rate and fee charged on the loan as follows:

Tier	FICO Score	Interest Rate Range	Origination Fee*
1	790+	Prime +0.5%	N/A
2	720-789	Prime +1.5%	2%
3	680-719	Prime +4.0%	3%
4	650-679	Prime +6.0%	5%
5	600-649	Prime +7.0%	7%
6	No credit score	Prime +8.0%	8%
7	599 and below	Prime +10.5%	10%
*	Origination fee calculated as a percent of loan amount

Eligible borrowers with an Experian-Fair Isaac Score Code of 9002 or 9003 will be priced as if part of Tier 6 (“No Credit Score”).

The origination fee will be credited in full to the borrower if an entire disbursement is refunded within 60 days of the disbursement date.

Notwithstanding the rates and fees set forth in the table above, the annual percentage rate, including the capitalized origination fee, on any loan will not exceed eighteen percent (18%) over the term of the loan, or such other limit under applicable law that may be in effect from time to time.

5)	Deferment

a) In School

Principal and interest payments on a Joan may be deferred by the borrower during the period that the student is enrolled in an undergraduate or graduate program at an ITT Technical Institute and is taking at least four (4) credit hours. Upon graduation, the student may defer payment of the Joan principal and interest for an additional six (6) months (“grace period”). If the student enrolls in another program at an ITT Technical Institute and begins taking courses before or after the end of such six (6) months, the deferral will continue or begin again, as applicable, until such time as repayment is to begin under the terms of these loan criteria. Students whose enrollment terminates prior to graduation, or who are taking less than four (4) credit hours, will have a three (3) month grace period before principal and interest payments begin.

Student CU Connect Private Student Loan Program Criteria

If the student re-enrolls in an ITT Technical Institute and begins to take at least four (4) credit hours before or after the end of such three (3) month period, the deferral will continue or begin again, as applicable, until such time as repayment is to begin under the terms of these loan criteria. Borrowers will receive quarterly statements while enrolled.

b) Military

A military deferment will be available for a period during which a borrower is serving on active duty during a war or other military operation or national emergency, or performing qualifying National Guard duty during a war or other military operation or national emergency (“Qualifying Duty’’). A borrower who is a member of the National Guard or other reserve component of the U. S. Armed Forces (current or retired) and who begins serving Qualifying Duty while enrolled at ITT Technical Institute, or within six (6) months after having been enrolled, is eligible to defer paying any principal or interest on a loan during the Qualifying Duty service and during the 13 months following the conclusion of the Qualifying Duty service, or until the date that the borrower returns to an enrolled student status at ITT Technical Institute, whichever is earlier.

6)	Forbearance

A borrower may request a forbearance of the payment of principal and interest on a loan, which Student CU Connect CUSO will grant in its sole discretion. Any single forbearance in the payment of a loan may not exceed three (3) months, and all forbearances granted with respect to a loan may not, in aggregate, exceed twelve (12) months over the life of the loan. If the borrower is delinquent at the time a forbearance is granted, all past due interest on the loan will be capitalized.

7)	Interest Rate

Interest will accrue at a variable rate, beginning on the date that any portion of the loan is disbursed, on the outstanding principal balance, including any capitalized interest and origination fees. The variable rate may change monthly on the first day of each month based on the Prime Rate as of the third to last business day of the immediately preceding month. The Prime Rate is defined as the highest U.S. Prime Rate published in The Wall Street Journal “Money Rates’’ section.

The applicable interest rate will be rounded to the nearest one-eighth of one percent (0.125%). In the event of a change in the Prime Rate, monthly payments will be calculated based on the then current principal balance, the remaining term of the loan, and the then current interest rate, based on a 365.25-day calendar year and will not vary in leap years.

Notwithstanding any other provisions herein, at no time will the applicable interest rate, inclusive of the capitalized origination fee, be such that the annual percentage rate on any loan exceeds eighteen percent (18%) or such other limit under applicable law as in effect from time to time.

8)	Co-Signer Eligibility

To be eligible to co-sign a loan, a co-signer must have a FICO score of at least 680 and satisfy other criteria specified above in Sections 1 (other than 1(a)) and 3. Loans with an eligible co-signer will be charged interest and fees at the Tier 4 level in Section 4 above.

9)	Default & Charge-Off

A loan will be in reportable default if any principal or interest payment under the loan is sixty (60) days past due.

A loan will be charged off if payments under the loan are due and not received for a period of one hundred and eighty (180) days.

FIRST AMENDMENT TO

FINANCING PROGRAM AGREEMENT

This FIRST AMENDMENT TO FINANCING PROGRAM AGREEMENT (this “Amendment”) is made and entered into effective as of December 30, 2009, by and between ITT EDUCATIONAL SERVICES, INC. a Delaware corporation, on behalf of itself and its Affiliates and subsidiaries (“ITT ESI”), and STUDENT CU CONNECT CUSO, LLC, a Delaware limited liability company operating as a credit union service organization (the “CUSO”).

RECITALS

The following recitals are a material part of this Amendment:

A. ITT ESI and the CUSO are parties to that certain Financing Program Agreement entered into as of February 20, 2009 (the “Program Agreement”).

B. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings provided in the Program Agreement and Schedule A thereto.

C. Section 3.2(b) of the Program Agreement currently provides that the CUSO shall reimburse ITT ESI for certain costs and expenses in connection with the design and implementation of the Program payable in equal quarterly installments over a three-year period.

D. In consideration of the CUSO’s entry into, with ITT ESI, the First Amendment to Loan and Security Agreement and First Amendment Allonge to Revolving Note, each dated contemporaneously herewith, ITT ESI has agreed to forgo the reimbursement contemplated by Section 3.2(b) of the Program Agreement.

E. In connection with the foregoing, the parties hereto desire to amend the Program Agreement as set forth in this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of foregoing and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The Program Agreement is hereby amended by deleting Section 3.2(b) in its entirety.

2. Except as amended by this Amendment, the remainder of Section 3.2 and the Program Agreement remain unchanged and in full force and effect.

3. This Amendment may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and both of which shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective duly authorized officers effective as of the date first above written.

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Kevin M. Modany
Name:	Kevin M. Modany
Title:	Chairman and CEO

STUDENT CU CONNECT CUSO, LLC

By:	/s/ Daniel R. Kampen
Name:	Daniel R. Kampen
Title:	CUSO Administrator

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SECOND AMENDMENT TO

FINANCING PROGRAM AGREEMENT

This SECOND AMENDMENT TO FINANCING PROGRAM AGREEMENT (this “Amendment”) is made and entered into effective as of August __27_, 2010, by and between ITT EDUCATIONAL SERVICES, INC., a Delaware corporation, on behalf of itself and its Affiliates and subsidiaries (“ITT ESI”), and STUDENT CU CONNECT CUSO, LLC, a Delaware limited liability company operating as a credit union service organization (the “CUSO”).

RECITALS

The following recitals are a material part of this Amendment:

A. ITT ESI and the CUSO are parties to that certain Financing Program Agreement entered into as of February 20, 2009 and amended by that First Amendment to Financing Program Agreement entered into effective as of December 30, 2009 (as amended, the “Program Agreement”).

B. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings provided in the Program Agreement and Schedule A thereto.

C. Section 2.11 of the Program Agreement currently contains provisions regarding origination and servicing activities related to the Loans that do not accurately reflect the intentions of the parties.

D. In connection with the foregoing, the parties hereto desire to amend the Program Agreement as set forth in this Amendment in order to clarify the parties’ intentions that the CUSO has the power to direct the origination and servicing activities related to the Loans.

AGREEMENT

NOW THEREFORE, in consideration of foregoing and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 2.11 of the Program Agreement is hereby amended to read in its entirety as follows:

“2.11 Origination and Servicing Arrangements.

(a) The Originating Entity will be the named lender on the Loan Documents.

(b) Each Loan will be purchased under the Purchase Agreement on a servicing-released basis. The CUSO will cause the Originating Entity to transfer to the CUSO with each Loan purchased the right to service such Loan. Except as otherwise provided in this Agreement, the Servicing Agreement or the Risk Sharing Agreement, all decisions with respect to the administration, collection, enforcement, servicing and charge off of any Loan shall be made by the CUSO in accordance with the Collection and Charge Off Standards and in consultation with ITT ESI.

(c) The CUSO will cause the origination and documentation of Loans to be serviced by the Origination Vendor pursuant to the Origination Agreement. The Origination Vendor and the terms of the Origination Agreement shall be subject to the approval of ITT ESI. The CUSO shall regularly consult with ITT ESI regarding the selection, supervision, financial condition and performance of the Origination Vendor. Errors and omissions of the Origination Vendor shall not affect the obligations of either party under this Agreement.

(d) The CUSO, through the Servicer, will service the Loans in accordance with the terms of the Servicing Agreement and the Collection and Charge Off Standards. Each Servicer and the terms of its respective Servicing Agreement shall be subject to the approval of ITT ESI. The CUSO shall regularly consult with ITT ESI regarding the selection, supervision, financial condition and performance of the Servicer. Errors or omissions of the Servicer shall not affect the obligations of either party under this Agreement.

(e) The CUSO shall cause the Originating Entity to assign to the CUSO all rights of the Originating Entity under the Origination Agreement, which rights may be exercised by the CUSO upon any Originating Entity Default, any uncured default by the Origination Vendor under the Origination Agreement, or any breach of the representations and warranties in this Agreement or the Purchase Agreement, as fully as if the CUSO were an original party thereto.

(f) Each Origination Agreement and Servicing Agreement shall name ITT ESI as an express third-party beneficiary of such agreement, with full power and authority to enforce the same as if it were an original party thereto, and shall further provide that such agreement may not be amended, modified, terminated or assigned without ITT ESI’s prior express written consent.

(g) Fees and expenses in connection with the origination and servicing of each Loan shall be paid by the CUSO in accordance with the applicable Origination Agreement and Servicing Agreement.”

2. Except as amended by this Amendment, the remainder of the Program Agreement remains unchanged and in full force and effect.

3. This Amendment may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and both of which shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective duly authorized officers effective as of the date first above written.

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Kevin M. Modany
Name:	Kevin M. Modany
Title:	Chairman & CEO

STUDENT CU CONNECT CUSO, LLC

By:	/s/ Dan Kampen
Name:	Dan Kampen
Title:	Program Administrator

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THIRD AMENDMENT TO

FINANCING PROGRAM AGREEMENT

This THIRD AMENDMENT TO FINANCING PROGRAM AGREEMENT (this “Amendment”) is made and entered into effective as of January 3, 2011, by and between ITT EDUCATIONAL SERVICES, INC., a Delaware corporation, on behalf of itself and its Affiliates and subsidiaries (“ITT ESI”), and STUDENT CU CONNECT CUSO, LLC, a Delaware limited liability company operating as a credit union service organization (the “CUSO”).

RECITALS

The following recitals are a material part of this Amendment:

A. ITT ESI and the CUSO are parties to that certain Financing Program Agreement entered into as of February 20, 2009, as amended by that First Amendment to Financing Program Agreement entered into as of December 30, 2009, and further amended by that Second Amendment to Financing Program Agreement entered into as of August 27, 2010 (as amended, the “Agreement”).

B. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings provided in the Agreement and Schedule A thereto.

C. ITT ESI and the CUSO have agreed, among other things, to amend the Agreement to provide that the CUSO may obtain enhanced servicing with respect to the Loans.

D. In connection with the foregoing, the parties hereto desire to amend the Agreement as set forth in this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of foregoing and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The following definitions of Servicer, Servicing Agreement, and Servicing Fee, as set forth on Schedule A to the Agreement, are hereby amended to read in their entirety as follows:

“Servicer” means the Person or Persons obligated pursuant to one or more Servicing Agreements to, among other things, collect, monitor and report Loan payments, handle late payments and other delinquencies, and remit payments.

“Servicing Agreement” means any Servicing Agreement entered into from time to time between the CUSO and any Servicer, as amended, supplemented, modified, or replaced from time to time.

“Servicing Fee” means all fees payable to any Servicers and/or the Origination Vendor for performing their respective obligations under the applicable Servicing Agreements or the Origination Agreement, as the case may be.

2. Schedule A to the Agreement is hereby further amended to add the following definition of Enhanced Servicing:

“Enhanced Servicing” means such services and activities of a Servicer provided with respect to Loans that are in addition to those services and activities set forth in that certain Business Requirements Document dated January 21, 2009.

3. Subsection 2.9(k) of the Agreement is hereby amended by adding the following at the end of such Subsection: “Notwithstanding anything contained herein to the contrary, during (and only during) Funding Year 2011, at the CUSO’s option exercised from time to time during such Funding Year with prior written notice to ITT ESI, any amounts payable to the CUSO as refunds of Loans and otherwise required to be paid to ITT ESI under the Credit Facility Documents as set forth above shall be deposited in the Commitment Account to be utilized to purchase Loans from time to time, as provided in Section 7(c) of the Participation Agreement.

4. Subsection 2.11(d) of the Agreement is hereby amended in its entirety to read as follows:

(d) The CUSO, through the Servicer, will service the Loans in accordance with the terms of the Servicing Agreement and the Collection and Charge Off Standards. The CUSO may also from time to time engage one or more Servicers to provide Enhanced Servicing with respect to Loans. Each Servicer and the terms of its respective Servicing Agreement shall be subject to approval of ITT ESI. The CUSO shall regularly consult with ITT ESI regarding the selection, supervision, financial condition and performance of Servicers. Errors or omissions of a Servicer shall not affect the obligations of either party under this Agreement.

5. Except as amended by this Amendment, the remainder of each of Schedule A, Section 2.9, Section 2.11, and the Agreement are unchanged and remain in full force and effect.

6. This Amendment may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and both of which shall together constitute but one and the same instrument.

[Remainder of Page Intentionally Blank; Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective duly authorized officers effective as of the date first above written.

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Kevin M. Modany
Name:	Kevin M. Modany
Title:	Chairman and CEO

STUDENT CU CONNECT CUSO, LLC

By:	/s/ Joe Karlin
Name:	Joe Karlin
Title:	Program Administrator

[Signature Page to Third Amendment to Financing Program Agreement.]

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